Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

BIOLASE, Inc.

27042 Town Centre Drive, Suite 270

Lake Forest, California 92610

January 24, 2024

Re:	BIOLASE, Inc.—Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by BIOLASE, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 111,340 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the BIOLASE, Inc. 2018 Long-Term Incentive Plan (as amended effective as of September 21, 2018, May 15, 2019, May 13, 2020, June 11, 2021, and April 27, 2023) (the “2018 Long-Term Incentive Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the 2018 Long-Term Incentive Plan following the date hereof will be issued for not less than par value.

Based upon, and subject to, the foregoing, it is our opinion that the 111,340 Shares, when sold and issued in accordance with the provisions of the 2017 Equity Incentive Plan and the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

1.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

2.

This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

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